OFFICER'S CERTIFICATE
ARCap SERVICING, INC.

The undersigned, James L. Duggins, the President of ARCap Servicing, Inc., the
Special Servicer under that certain Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") dated as of June 30, 2004, relating to the J.P. Morgan
Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through
Certificates, Series 2004-CIBC9, hereby certifies as follows:

1.
a review of the activities of the Special Servicer during the preceding calendar year or portion thereof and of the performance of the Special Servicer under the
Pooling and Servicing Agreement has been made under the undersigned officer's supervision;

2.
to the best of the undersigned's knowledge, based on such review, the Special
Servicer has fulfilled all its obligations under the Pooling and Servicing
Agreement in all material respects throughout such year; and

3.
Special Servicer has received no notice regarding the qualification, or challenging the status of the Loan REMIC, the Lower-Tier REMIC or the Upper Tier REMIC
as a REMIC from the IRS or any other governmental agency or body.

Capitalized terms not otherwise defined herein shall have the meanings given them in the
Pooling and Servicing Agreement.

IN WITNESS WHEREOF, as of the 7 day of March, 2005, I have hereunto signed my name.

ARCap SERVICING, INC.,
a Delaware corporation

BY: /s/ James L. Duggins
James L. Duggins, President